UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2011 (December 8, 2011)

American Realty Capital Daily Net Asset Value Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-169821	27-3441614
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2011, the board of directors of American Realty Capital Daily Net Asset Value Trust, Inc. (“the “Company”) approved the acquisition of one freestanding, single-story Dollar General store and three freestanding, single-story Family Dollar stores for an aggregate contract purchase price of approximately $3.4 million, exclusive of closing costs.

Dollar General Store

On October 6, 2011, the Company, through its sponsor, American Realty Capital II, LLC, entered into a purchase and sale agreement to acquire a fee simple interest in one freestanding, single-story Dollar General store located in Alorton, Illinois. The seller of the property is DG Partners, LLC. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction. Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

The property contains approximately 9,100 rentable square feet and is 100% leased to a subsidiary of Dollar General Corp. (NYSE: “DG”). Dollar General Corp. has guaranteed the tenant’s obligations under the lease. The lease has a 15-year term and expires in December 2026.  The lease contains fixed annual rental escalations of 3% beginning in year 11. The lease contains four renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.  The annualized straight line rental income for the initial lease term is approximately $82,854.

Family Dollar Stores

On December 8, 2011, the Company, through its sponsor, entered into purchase and sale agreements to acquire a fee simple interest in three freestanding, single-story Family Dollar stores located in Mississippi (Gloster and Woodville) and Oklahoma (Kansas).  The sellers of the properties are identified below. None of the sellers has a material relationship with the Company and the acquisitions are not affiliated transactions.  Pursuant to the terms of the purchase and sale agreements, the Company’s obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreements contain customary representations and warranties by the seller. Although the Company believes that the acquisition of the properties is probable, there can be no assurance that the acquisitions will be consummated.

Each of the tenants of the properties is a wholly-owned subsidiary of Family Dollar Stores, Inc. (NYSE: “FDO”) and all of the leases are guaranteed by Family Dollar Stores, Inc.  The properties total approximately 24,320 rentable square feet.  Two of the leases for the properties each have an 11-year term and one lease has a 10-year term.  The weighted average remaining term of the properties is approximately 10.3 years.  None of the tenant leases contains annual contractual rental escalations. Each of the three leases contains six renewal options of five years each.  The leases are net whereby the tenants are required to pay substantially all operating expenses and any costs to maintain and repair the roof and structure of the building, in addition to base rent.  The aggregate annualized straight line rental income for the properties is approximately $227,950.

The following table provides, for each of the properties, information relating to tenants, sellers, lease commencement and termination dates, amount of lease term remaining, approximate rentable square footage and approximate annualized rental income.

Tenant	Location	Lease Commencement Date	Lease Termination Date	Lease Term Remaining (Years)	Approximate Rentable Square Footage	Approximate Annualized Straight Line Rental Income
Dolgencorp, LLC	Alorton, IL	December 2011	December 2026	15.0	9,100	$68,500
Family Dollar Stores of Mississippi, Inc.	Gloster, MS	June 2011	June 2022	10.6	8,000	$69,500
Family Dollar Stores of Mississippi, Inc.	Woodville, MS	June 2011	June 2022	10.6	8,000	$89,950
Family Dollar Stores of Oklahoma, Inc.	Kansas, OK	August 2011	August 2021	9.7	8,320	$82,034

The aggregate contract purchase price of the Dollar General store and the three Family Dollar stores is approximately $3.4 million, exclusive of closing costs, at a capitalization rate of 9.08% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement less estimated property operating costs by the base purchase price). The Company intends to fund the purchase price with proceeds from its ongoing initial public offering.  The Company may seek to obtain financing on the property post-closing.  However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated December 14, 2011

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

Date: December 14, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors